CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of on Form S-1 of our report dated on the financial statements of AI Continuum, Inc.

We hereby consent to the inclusion in this Registration Statement on Form S-1 of AI Continuum, Inc. of our report dated August 25, 2025, relating to the financial statements of AI Continuum, Inc. as of and for the period March 7, 2024 (date of formation) to September 30, 2024, and to the reference to our firm under the heading “Experts” in the Prospectus included therein.

/s/ BCRG Group

BCRG Group (PCAOB ID 7158)

Irvine, CA

August 25, 2025